Exhibit 3.1

Dated 17 March 2022

TPG Asia VI SF Pte. Ltd.

and

TPG Asia VI SPV GP LLC

in its capacity as general partner of TPG Asia VI Digs 1 L.P.

and

Epsilon Asia Holdings II Pte. Ltd.

and

REA Asia Holding Co. Pty Ltd.

and

REA Group Limited

and

PropertyGuru Group Limited

as the Company

SHAREHOLDERS’ AGREEMENT

relating to PropertyGuru Group Limited

1

TABLE OF CONTENTS

Contents		Page
1.	Definitions and Interpretation	2
2.	Business of the Group	10
3.	Board of Directors	11
4.	General Meetings	19
5.	Transfer of Securities	21
6.	Future Activities	31
7.	Tax Matters	37
8.	Warranties	39
9.	Term and Termination	39
10.	Notices and General	40
Appendix A Joinder Agreement		1

This Agreement is made on 17 March 2022 among:

(1)

TPG Asia VI SF Pte. Ltd. (Company Registration No. 201228334D), a company incorporated in Singapore and having its registered office at 83 Clemenceau Avenue, #11-01, UE Square, Singapore 239920 (the “TPG Investor”);

(2)

TPG Asia VI SPV GP LLC (Company Registration No. 3256), a limited liability company incorporated in the Cayman Islands and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, in its capacity as general partner of TPG Asia VI Digs 1 L.P., which is a limited partnership registered in the Cayman Islands and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “TPG Investor 2”, and together with the TPG Investor and their respective Affiliates (as defined herein) (where such Affiliate is a Shareholder (as defined herein) and a party to this Agreement), collectively the “TPG Investor Entities”, and each a “TPG Investor Entity”, provided that any of the foregoing that ceases to be a Shareholder shall not be considered a TPG Investor Entity);

(3)

Epsilon Asia Holdings II Pte. Ltd. (Company Registration No. 201809792W), a company incorporated in Singapore and having its registered office at 10 Changi Business Park Central 2, #05-01, Hansapoint@CBP, Singapore 486030 (the “KKR Investor”);

(4)	REA Asia Holding Co. Pty Ltd. (ABN 650 855 744), a company incorporated in Victoria, Australia whose registered office is at 511 Church Street, Richmond VIC 3121, Australia; (“REA”);

(5)	REA Group Limited (ABN 54 068 349 066), a company incorporated in Victoria, Australia whose registered office is at 511 Church Street, Richmond VIC 3121, Australia (“REA Listco”); and

(6)

PropertyGuru Group Limited, an exempted company incorporated with limited liability in the Cayman Islands with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company”).

It is agreed as follows:

1.	Definitions and Interpretation

1.1	In this Agreement and the Schedules, unless the subject or context otherwise requires,the following words and expressions shall have the following meanings respectively ascribed to them:

“99.co Board” shall have the meaning ascribed to it in Clause 3.1.3(i);

“Acquired Entity” shall have the meaning ascribed to it in Clause 6.1.3(v);

“Act” means the Companies Act (as amended) of the Cayman Islands;

“Alternative Consideration” means consideration offered by a Purchaser that is not in the form of cash or Readily Marketable Securities;

“Announcement” shall have the meaning ascribed to it in Clause 10.3;

“Annual Budget” shall have the meaning ascribed to it in Clause 2.2;

“Applicable Law” means any legislation, statute, act, decree, rule, order, treaty, directive, regulation, subsidiary or subordinate legislation, code, judgment, order, statutory guidance note, circular, decree, directive, code of practice, notice or announcement or any other law (including common law, securities laws and regulations or listing rules), or any interpretation thereof, which is binding on a party which has been enacted, issued or promulgated by any Governmental Body or any order, judgment or decree of any court with jurisdiction over the relevant party;

“Appointing Shareholder” shall have the meaning ascribed to it in Clause 5.4.1;

“Approved Investment Bank” means any of the following investment banks, including affiliates and successors thereof: Bank of America Corp, UBS, Goldman Sachs and Co., Morgan Stanley Incorporated, J.P. Morgan, Credit Suisse, CITIGROUP, Deutsche Bank and any other internationally recognised investment bank as agreed between the TPG Investor Entities (as a group), the KKR Investor and REA (each acting reasonably);

“Articles” means the memorandum and articles of association for the time being of the Company (as amended, supplemented and/or varied from time to time in accordance with this Agreement);

“Associated Persons” shall have the meaning ascribed to it in Clause 10.6.3;

“Attorney” shall have the meaning ascribed to it in Clause 5.4.1;

“Board” means the board of directors of the Company from time to time;

“Board Observer” shall have the meaning ascribed to it in Clause 3.2.2;

“Business Day” means a day on which banks are open for ordinary banking business in Singapore, the Cayman Islands and New York (excluding Saturdays, Sundays and public holidays);

“Cash Consideration” shall have the meaning ascribed to it in Clause 5.3.3(iii);

“CEO Direct Reports” shall have the meaning ascribed to it in Clause 6.2.1;

“CEO Indirect Reports” shall have the meaning ascribed to it in Clause 6.2.1;

“CFC” shall have the meaning ascribed to it in Clause 7.2.1;

“Code” means U.S. Internal Revenue Code of 1986, as amended;

“Conflicted Shareholders” shall have the meaning ascribed to it in Clause 4.2.4(a);

“Curing Period” shall have the meaning ascribed to it in Clause 6.6.2;

“Director” means any director of the Company from time to time;

“Dow Jones” means Dow Jones & Company, Inc.;

“Drag-Along Shareholders” shall have the meaning ascribed to it in Clause 5.3.1;

“Drag Notice” shall have the meaning ascribed to it in Clause 5.3.2;

“Drag Sale” shall have the meaning ascribed to it in Clause 5.3.1;

“Drag Sale Transferor” shall have the meaning ascribed to it in Clause 5.2;

“Dragging Shareholder” shall have the meaning ascribed to it in Clause 5.3.1;

“Employee Stock Option Plans” means the PropertyGuru Group Limited Employee Stock Option Plan 2016, the PropertyGuru Group Limited Restricted Stock Units Plan, the PropertyGuru Group Limited Employee Stock Option Plan 2018, the PropertyGuru Group Limited Omnibus Equity Incentive Plan and the PropertyGuru Group Limited Non-Executive Directors Share Plan;

“Encumbrance” includes any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, adverse claim, rent-charge, title retention, claim, equity, option, pre-emption right, right to acquire, security agreement and security interest or other right or encumbrance of whatever nature and “Encumbrances” shall be construed accordingly;

“Ex-CEO Direct Reports” shall have the meaning ascribed to it in Clause 6.2.1;

“Existing Major Shareholders” shall have the meaning ascribed to it in Clause 5.3.4;

“Fair Market Value” means, in respect of Alternative Consideration, the fair market value of such Alternative Consideration as agreed between: (i) the selling Shareholder(s) (as a group), and (ii) the Shareholders electing to receive the Cash Consideration (as a group), or, failing such agreement, each of (a) the selling Shareholder(s) (as a group), and (b) the Shareholders electing to receive the Cash Consideration (as a group) shall appoint an Approved Investment Bank to calculate the fair market value of such Alternative Consideration and the simple average of the two valuations shall be the fair market value, provided that if the two valuations deviate by more than 10 per cent., the two Approved Investment Banks shall jointly nominate (and the Company shall appoint) a third Approved Investment Bank to determine the fair market value, which shall be final and binding on the aforesaid Shareholders in the absence of fraud and manifest error;

“Fund Investor” shall have the meaning ascribed to it in Clause 5.6.4;

“Governmental Body” means any foreign, federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing;

“Group” means the Company and its Subsidiaries from time to time, including any Subsidiaries where, due to local law requirements the majority owner(s) is/are local shareholder(s) falling outside of the Group, and “Group Company” means any one of them;

“Investor Personal Rights” means the rights specified as applying to a named Shareholder Party as are set out in Clauses 3.1, 3.2.2, and as regards REA only, Clause 5.2;

“Joinder Agreement” means the certificate of joinder to this Agreement in the form and on the terms set out in Appendix A;

“KKR Investor Director” means any Director appointed by the KKR Investor pursuant to Clause 3.1.2;

“Losses” means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties and legal and other professional fees, including any diminution of value;

“Major Shareholder” means a Shareholder holding at least five per cent. of the Shares outstanding at any time provided always that in relation to the TPG Investor Entities, each TPG Investor Entity would be a Major Shareholder for as long as the TPG Investor Entities, in aggregate, hold at least five per cent. of the Shares outstanding at any time;

“Necessary Action” means (i) with respect to the Company, taking all reasonable actions, and (ii) with respect to a Shareholder Party, taking all reasonable actions within its power and rights as a Shareholder, in each case that are necessary to procure an outcome, including as regards a Shareholder Party, by exercising all its rights as a Shareholder, and procuring that the Director nominated by it take all reasonable action and use all their rights as directors, subject always to the Director’s fiduciary duties, including calling (if necessary) and attending all shareholders’ meetings and exercising the votes attached to its Shares;

“Non-Liable Persons” shall have the meaning ascribed to it in Clause 10.11;

“NWS” means News Corporation;

“NWS Group” means NWS and its Subsidiaries other than REA Listco and its Subsidiaries;

“NWS Restricted Business” shall have the meaning ascribed to it in Clause 6.1.2;

“Ordinary Shares” means ordinary shares in the capital of the Company with a nominal or par value of US$0.0001;

“Parties” means the Shareholder Parties, REA Listco and the Company and “Party” means any one of them;

“PFIC” shall have the meaning ascribed to it in Clause 7.2.2;

“Public Shareholder ROFO Notice” shall have the meaning ascribed to it in Clause 5.2.4(i);

“Public Shareholder ROFO Participation Notice” shall have the meaning ascribed to it in Clause 5.2.4(iii);

“Public Shareholder ROFO Response Period” shall have the meaning ascribed to it in Clause 5.2.4(iii);

“Public Shareholder ROFO Right” shall have the meaning ascribed to it in Clause 5.2.4(ii)(ii);

“Public Shareholder ROFO Securities” shall have the meaning ascribed to it in Clause 5.2.4(ii);

“Public Supporting Shareholders” shall have the meaning ascribed to it in Clause 5.2.1(iii);

“Purchaser” means a bona fide arm’s length third party buyer that is not a Shareholder or an Affiliate of a Shareholder or the Company;

“Readily Marketable Securities” means securities that are listed on such international stock exchange as may be approved in advance by both the TPG Investor and the KKR Investor;

“REA Director” means the Director appointed by REA pursuant to Clause 3.1.3;

“REA Entry Price” means US$6.40 (as adjusted for any dividends, share splits, consolidations or sub-divisions from time to time);

“REA Floor Price” means the higher of: (i) the REA Entry Price; and (ii) the ROFO Application Price offered by REA (if any) (in each case as adjusted for any dividends, share splits, consolidations or sub-divisions from time to time);

“REA Restricted Business” shall have the meaning ascribed to it in Clause 6.1.1;

“REA ROFO Default” shall have the meaning ascribed to it in Clause 5.2.8(iv);

“Restricted Business Divestment” shall have the meaning ascribed to it in Clause 6.1.6;

“Restricted Business Divestment Period” shall have the meaning ascribed to it in Clause 6.1.6;

“Restricted Territories” shall have the meaning ascribed to it in Clause 6.1;

“ROFO Acceptance Notice” shall have the meaning ascribed to it in Clause 5.2.6;

“ROFO Application” shall have the meaning ascribed to it in Clause 5.2.2;

“ROFO Application Price” shall have the meaning ascribed to it in Clause 5.2.2;

“ROFO Drag-Along Notice” shall have the meaning ascribed to it in Clause 5.2.6;

“ROFO Drag-Along Shareholders” shall have the meaning ascribed to it in Clause 5.2.6;

“ROFO Notice” shall have the meaning ascribed to it in Clause 5.2.1;

“ROFO Notice Despatch Date” shall have the meaning ascribed to it in Clause 5.2.1(i);

“ROFO Notice Period” shall have the meaning ascribed to it in Clause 5.2.2;

“ROFO Response Notice” shall have the meaning ascribed to it in Clause 5.2.4(i);

“ROFO Response Expiration Date” shall have the meaning ascribed to it in Clause 5.2.4(i);

“ROFO Securities” shall have the meaning ascribed to it in Clause 5.2.2;

“ROFO Completion Deadline” shall have the meaning ascribed to it in Clause 5.2.8(iv)(b);

“ROFO Signing Deadline” shall have the meaning ascribed to it in Clause 5.2.8(iv)(a);

“ROFO Third Party Transfer Period” shall have the meaning ascribed to it in Clause 5.2.8(iv);

“Securities” shall have the meaning ascribed to it in Clause 5.1;

“Shareholders” means the shareholders of the Company from time to time;

“Shareholder Parties” means Shareholders who are parties to this Agreement from time to time, including any person (as defined below) who executes a Joinder Agreement in the form set out in Appendix A hereto, and “Shareholder Party” means any one of them;

“Shares” means shares in the capital of the Company, which at the date hereof comprise solely the Ordinary Shares and “Share” shall have the corresponding meaning;

“TPG Investor Director” means any Director appointed by the TPG Investor Entities pursuant to Clause 3.1.1;

“Transfer” means in relation to a Security includes whether directly or indirectly; (i) a sale, assignment or transfer; (ii) creating or permitting to subsist any Encumbrance; (iii) creating any trust or conferring any interest; (iv) any agreement, arrangement or understanding in respect of votes or the right to receive dividends; (v) the renunciation or assignment of any right to subscribe or receive a Security or any legal or beneficial interest in a Security; (vi) any agreement to do any of the above, except an agreement to transfer a Security which is conditional on compliance with the terms of this Agreement; and (vii) the transmission of a Security by operation of law;

“Transferee” shall have the meaning ascribed to it in Clause 5.5;

“Transferring Shareholder” shall have the meaning ascribed to it in Clause 5.5;

“Warrants” shall have the meaning ascribed to it in that certain Novation, Assumption and Amendment Agreement dated as of July 23, 2021, by and among the Company, the KKR Investor and PropertyGuru Pte. Ltd.;

1.2	Subsidiary Legislation: References to a statutory provision include any subsidiary legislation made from time to time under that provision.

1.3

Modification etc. of Statutes: References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated, whether before or after the date of this Agreement, so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.4

Affiliate and Control: The word “Affiliate” means, with respect to any specified person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person, including, in the case of the TPG Investor and the KKR Investor, any and all entities or vehicles that are managed and/or advised by any of the TPG Investor’s Affiliates or the KKR Investor’s Affiliates respectively; provided that the Company and each of its Subsidiaries shall be deemed not to be Affiliates of the TPG Investor Entities or the KKR Investor. As used in this definition of “Affiliate”, the word “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.5

Subsidiary and Control: The word “Subsidiary” means, with respect to any specified person, any person that is directly or indirectly through one or more intermediaries controlled by such specified person, provided that the Company and each of its Subsidiaries shall be deemed not to be Subsidiaries of the TPG Investor Entities or the KKR Investor. As used in this definition of “Subsidiary”, the word “control” (including its correlative meanings, “controlled by” and “controlling” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.6

Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses, Recitals, Schedules and Appendices are to the clauses and recitals of, and schedules and appendices to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.7

Information: Any reference to books, records or other information means books, records or other information in any form including, without limitation, paper, electronically stored data, magnetic media, film and microfilm.

1.8	Headings: The headings are for convenience only and shall not affect the interpretation of this Agreement.

1.9

Including: The word “including” shall be deemed to be followed by “without limitation” or “but not limited to”, whether or not they are followed by such phrases or words of like import, and “otherwise” shall not be construed as limited by words with which it is associated.

1.10

Issued Shares: Unless otherwise stated (such as where reference is made to “fully diluted share capital” or “fully diluted basis”), references to “issued share capital of the Company” shall refer to the issued share capital of the Company excluding Securities that have been issued, or are reserved or authorised for future issuance or grant under the Employee Stock Option Plans, or any employee share incentive, option, award or other similar plan which has been approved in accordance with this Agreement, the Articles and/or Applicable Law. Where the Agreement is silent on whether share percentages are calculated based on “fully diluted share capital” or “fully diluted basis”, it shall be assumed that such share percentages shall be calculated on the basis of the issued share capital of the Company.

1.11

REA Listco: REA Listco is party to this Agreement solely for the purposes of Clauses 1, 6, 8, 9 and 10. Where REA Listco and REA have obligations under the same Clause, their respective liability to perform such obligations shall be several and not joint or joint and several. Save to the extent that REA Listco is in breach of its obligations under the above Clauses, the Parties undertake not to join REA Listco to any claim or proceedings in respect of this Agreement.

1.12	Others

1.12.1

Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa; references to natural persons shall include bodies corporate and vice versa; and words denoting any gender shall include all genders.

1.12.2

The expression “person” means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organisation.

1.12.3

References to “financial year” are to a period in respect of which the audited financial statements of the Company has been or is to be prepared for the purpose of laying before the Company at its annual general meeting, whether that period is a year or not.

1.12.4	In this Agreement, unless specified otherwise:

(i)

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of fact that they are preceded by words indicating a particular class of acts, matters or things.

(ii)	Unless specified otherwise, general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples of the general words.

(iii)	Unless specified otherwise, the contra proferentum rule of construction of contracts shall not apply.

1.12.5

Where this Agreement requires a Group Company to perform an act, or subjects the Company to any obligation, all Shareholder Parties agree (to the extent that it is within their power to do so) to take all Necessary Action to procure that the Company performs that act or complies with that obligation.

2.	Business of the Group

2.1	Business: Without prejudice to Clause 6, the Shareholder Parties agree that the Group intends to carry on the business of:

2.1.1

the provision of internet based platforms for: (i) persons or companies interested, for commercial or for private purposes, in selling, acquiring, renting or leasing real estate, or generalist classifieds including real estate; and (ii) comparing and securing property loans and personal finance for private consumers and business; and

2.1.2

the provision of online mortgage, insurance and services marketplace products and advertising, process automation, data analytics and software solutions for the property, automotive and general classifieds or related industries, in Singapore, Malaysia, Indonesia, Thailand, Vietnam, Brunei, Cambodia. Laos, Myanmar and the Philippines and subject to the other terms and conditions of this Agreement and the Articles, such other businesses as may from time to time be agreed on by the Board.

2.2

Annual Budget: The management of the Company shall prepare an annual budget for each financial year (the “Annual Budget”) which will be submitted to the Board for its approval and adoption prior to the beginning of each financial year. The Annual Budget shall include a description of all material assumptions for the business, profit and loss statements and cash flow statements, with all such information to be prepared in accordance with applicable accounting standards. The Annual Budget shall also contain, inter alia, details of proposed capital expenditure for the financial year.

2.3

Exercise of Rights as Shareholders. Each Shareholder Party agrees that it shall not exercise its rights as a Shareholder in a way which contradicts the terms of this Agreement, in particular with respect to its voting rights in shareholders’ meetings. Save as contemplated by this Agreement, no Shareholder Party shall:

2.3.1	grant any proxy (other than a proxy to a person to vote on its behalf in relation to a specified shareholders’ meeting);

2.3.2	enter into or agree to be bound by any voting trust; or

2.3.3	enter into any shareholders’ agreement or other agreement or arrangement with any person,

in each case, with respect to the exercise of the voting rights attaching to its Shares.

2.4	Share Option Plans: The Shareholder Parties (to the extent it is within their control) and the Company agree that the total aggregate number of:

2.4.1	Shares issuable pursuant to the exercise of any options or the settlement of any restricted stock units granted pursuant to the Employee Stock Option Plans; and

2.4.2

Shares issuable pursuant to the exercise of any options , the settlement of any restricted stock units or share awards granted or to be granted under any other employee share incentive, option, award or other similar plan which has been approved in accordance with the Articles, shall not at any time exceed 7.5 per cent. of the total number of Shares outstanding at the date of determination.

3.	Board of Directors

3.1	Number and Composition: The Board shall at all times consist of not more than nine Directors, comprising the following:

3.1.1

TPG Investor Director: one person jointly appointed by the TPG Investor Entities, provided that the TPG Investor Entities collectively hold in aggregate at least 7.5 per cent. of the issued share capital of the Company;

3.1.2

KKR Investor Director: one person appointed by the KKR Investor, provided that the KKR Investor and its Affiliates collectively hold in aggregate at least 7.5 per cent. of the issued share capital of the Company;

3.1.3

REA Director: one person appointed by REA, provided that REA holds at least 7.5 per cent. of the issued share capital of the Company and subject always to Clause 6.6.1. The person appointed by REA pursuant to this Clause 3.1.3 must fulfil or comply with the following requirements (as the case may be):

(i)

such person not having been previously appointed to, or been a director of, the board of directors of 99.co (“99.co Board”) or has not had and does not have access to any competitively sensitive information relating to 99.co; or

(ii)

if such person has previously been a director on the 99.co Board or has had access to competitively sensitive information relating to 99.co, then such person shall not be involved or participate in, and shall be required to recuse himself / herself from all and any pricing or commercial decisions relating to the business of Group for a period of six months commencing from the date of his / her appointment to the Board; and

3.1.4

Non-transferability of appointment rights. Notwithstanding any other provision of this Agreement, the rights of appointment of each of the TPG Investor Entities, the KKR Investor and REA under this Clause 3.1 shall be personal and non-transferable.

The remaining Directors comprising the Board (other than the TPG Investor Director, the KKR Investor Director and the REA Director) shall comprise independent non-executive Directors who do not, and whose spouses and immediate family members (by blood or marriage) do not, hold any directorships or securities in any member of the Group (save for any Shares issued or issuable pursuant to the exercise of any options, the settlement of any restricted stock units or share awards granted to or to be granted to such Directors under any employee share incentive, option, award or other similar plan which has been approved in accordance with the terms of this Agreement, the Articles and/or Applicable Law and/or any Shares issued or issuable pursuant to the terms of any director appointment letters which have been approved by the Board), or any Shareholder Party, REA Listco or NWS, with the exception of the then-serving Chief Executive Officer of the Company and Stephen Nicholas Melhuish.

3.2	Change in Shareholding Percentages and Observers:

3.2.1

Resignation of Director in the event of any Change in Requisite Shareholding: In the event a Shareholder Party ceases to be a Shareholder or ceases to hold the requisite shareholding percentage in the Company, as the case may be, such that the number of directors appointed by such Shareholder Party exceeds its entitlement under Clause 3.1, such Shareholder Party shall immediately procure the resignation of its appointee as Director (or as its appointee on any committee of the Board), such that the Shareholder Party does not have more Directors on the Board (or any of its committees) than it is entitled to appoint pursuant to Clause 3.1. Any such resignations shall take effect without any liability on the Company, whether for compensation for loss of office or otherwise, except to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity. For the purposes of this Clause 3.2.1, references to “Shareholder Party” shall be deemed to refer to the TPG Investor Entities as a group, collectively.

3.2.2	Board Observers: Notwithstanding anything contained in this Clause 3, and, in respect of REA only, subject to Clause 6.6.1, each of:

(i)	the TPG Investor Entities (collectively as a group), in aggregate;

(ii)	the KKR Investor and its Affiliates (collectively as a group), in aggregate; and

(iii)	REA,

provided that it holds at least 7.5 per cent. of the issued share capital of the Company, shall have the right to nominate one person as an observer (a “Board Observer”), who shall, subject to the Articles and/or Applicable Law, have the right to attend all meetings of the Board and any committee thereof, and speak at such meeting if they are invited to do so by any other Director at such meeting, but who shall not vote on any resolution of the Board or such committee. The Company shall provide to the Board Observer(s) all notices, minutes, consents, resolutions and all other materials and information that it provides to the Directors with respect to meetings of the Board or any such committee in the same format and at the same time that such materials and information are given to the Directors. The right of nomination conferred on each of the TPG Investor Entities, the KKR Investor and REA as aforesaid shall include the right of such Shareholder Party to request the removal at any time of such person nominated by it as a Board Observer, the right to nominate a substitute Board Observer and the right of that Shareholder Party at any time and from time to time to determine the period during which such person shall hold the position of the Board Observer. The right of nomination or request for removal of the Board Observer shall be in writing and signed by or on behalf of the Shareholder Party and shall be delivered to the registered office of the Company. The rights of the TPG Investor Entities, the KKR Investor and REA hereunder are in addition to their respective rights (if any) to appoint Directors to the Board pursuant to this Clause 3. For the avoidance of doubt, in respect of the TPG Investor Entities, the TPG Investor Entities shall collectively only have the right to appoint one Board Observer, and any appointment or removal of its Board Observer by the TPG Investor Entities in accordance with this Clause 3.2.2 shall be signed by the TPG Investor on behalf of all TPG Investor Entities for so long as the TPG Investor is a Shareholder, and if the TPG Investor ceases to be a Shareholder, then by the remaining TPG Investor Entities jointly.

For the avoidance of doubt, the rights of appointment of each of the TPG Investor Entities, the KKR Investor and REA under this Clause 3.2.2 shall be personal and non-transferable.

3.3

Right of Appointment and Removal: The right of appointment conferred on a Shareholder Party under Clause 3.1 shall include the right of that Shareholder Party to remove at any time from office such person appointed by that Shareholder Party as a Director and the right of that Shareholder Party at any time and from time to time to determine the period during which such person shall hold the office of Director. Any Shareholder Party removing a Director appointed by it shall procure that such Director shall waive, and release the Company from and against, any claim for wrongful dismissal arising from such removal. For the purposes of this Clause 3.3, references to “Shareholder Party” shall in respect of the TPG Investor Entities be deemed to refer to the TPG Investor Entities as a group, collectively.

3.4	Notice in Writing:

3.4.1

Each appointment or removal of a Director pursuant to this Clause 3 shall be in writing and signed by or on behalf of the Shareholder Party concerned and shall be delivered to the registered office for the time being of the Company. For the avoidance of doubt, any appointment or removal of a TPG Investor Director in accordance with this Clause 3 shall be signed by the TPG Investor for so long as the TPG Investor is a Shareholder, and if the TPG Investor ceases to be a Shareholder, then by the remaining TPG Investor Entities jointly.

3.4.2

The appointment and removal of a Director shall, subject to the Articles and/or Applicable Law, take effect as of the date of receipt of the notice of appointment or removal, as the case may be, in accordance with Clause 10.1 or the effective date of such appointment or removal, as the case may be, as specified in such notice, whichever is later.

3.4.3

As soon as reasonably practicable following receipt by the Company of a notice of appointment or removal of a Director in accordance with this Clause 3, the Company shall, and the Shareholder Parties shall take all Necessary Action to procure that the Company shall, cause its Register of Directors to be updated to reflect each such appointment or removal of a Director and to make the necessary filings with the Registrar of Companies in the Cayman Islands.

3.5

Further Director: Whenever for any reason a person appointed by a Shareholder Party ceases to be a Director (other than as a result of the Shareholder Party ceasing to hold the requisite shareholding percentage in the Company as contemplated by Clause 3.1), that Shareholder Party shall be entitled to appoint forthwith another Director in substitution for the outgoing Director. For the purposes of this Clause 3.5, references to “Shareholder Party” in respect of the TPG Investor Entities shall be deemed to refer to the TPG Investor Entities as a group, collectively.

3.6

Alternate Director: A Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person in accordance with the provisions of the Articles and/or Applicable Law. Such alternate director shall be entitled while holding office as such to receive all notices, minutes, consents, resolutions and all other materials and information submitted to a Director with respect to any applicable meetings of the Board at the same time and in the same format and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointer as the Director appointing him. Further, such alternate director shall be entitled to exercise the vote of the Director appointing him at any meetings of the Board and if such alternate director represents more than one Director such alternate director shall be entitled to one vote for every Director he represents. For the avoidance of doubt, any person appointed as an alternate director shall vacate his office as such alternate director if and when the Director who appointed him removes him or vacates office as a Director.

3.7	Chairman:

3.7.1

The Nominating Committee (as defined below) shall deliberate and recommend to the Board a Director to be appointed as the Chairman of the Board. The Board shall consider and endorse the recommendation by a simple majority vote. Any two (2) Directors may request that instead of the aforementioned Board approval by a simple majority vote, the Chairman of the Board shall be elected by a simple majority vote of the Shareholders in accordance with Clause 4.

3.7.2	The Chairman shall not be entitled to a second or casting vote at any meeting of the Board or at any general meeting of the Company.

3.8	Meetings of Directors:

3.8.1	The Directors shall hold meetings of the Directors at such time, place and frequency as the Board may decide from time to time. Any Director may call a meeting of the Directors.

3.8.2

Subject to Clause 4.2, each of the Directors shall be entitled to receive not less than five Business Days’ written notice of all meetings of the Directors (or such shorter period of notice or no notice in respect of any particular meeting as may be agreed jointly by all the Directors) specifying the date (which shall be a Business Day), time and place of the meeting and a detailed agenda of the business to be transacted thereat, and such notice shall be accompanied by all supporting documents for the business to be considered at the meeting.

3.8.3

All meetings of the Board shall be convened and conducted in accordance with the provisions of the Act and the Articles. The quorum at a meeting of Directors necessary for the transaction of any business of the Company shall be any three Directors, including at least one Director who is not a TPG Investor Director, KKR Investor Director or REA Director. In the event that a meeting of Directors duly convened cannot be held for lack of quorum within half an hour from the time appointed for the meeting, the meeting shall be adjourned to a date falling seven days later at the same time and place with at least three Business Days’ notice shall be given to all Directors in relation to such adjourned meeting and the quorum for that adjourned meeting shall be any three Directors, including at least one Director who is not a TPG Investor Director, KKR Investor Director or REA Director. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for the holding of the adjourned meeting, the meeting shall be dissolved.

3.8.4

Subject to Clauses 3.8.5, all resolutions of the Directors at a meeting or adjourned meeting of the Directors shall be adopted by a simple majority vote of the Directors present and voting at the meeting.

3.8.5

Subject to Clause 4.2, a resolution in writing signed by all of the Directors for the time being or their alternates shall be as valid and effectual as if it had been passed at a meeting of Directors duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one or more of the Directors. The expressions “in writing” and “signed” include approval by any such Director by facsimile, telefax, electronic mail or any form of electronic communication or electronic signature approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

3.8.6

The Directors may participate in a meeting of the Directors by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the meeting are able to hear and be heard by all other participants without the need for a Director to be in the physical presence of another Director(s) and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. Subject to Clause 4.2, the Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum under Clause 3.8.3 at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting.

3.9

Reports to Shareholders: Subject to compliance with their fiduciary duties, Clause 4.2 and any confidentiality obligations hereunder, the Directors shall be entitled to report all matters concerning the Company and the Group, including, but not limited to, matters discussed at any Board meeting, to the Shareholder Party that appointed them (including its Affiliates), and the Directors may take advice and obtain instructions from their respective appointing Shareholders.

3.10	Committees:

3.10.1

The Board may delegate any of its powers, including the day-to-day running of the business, to a committee or committees consisting of such members or member of its body as it deems fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Save as otherwise provided in this Agreement or the Articles, the proceedings of any committee of the Board shall be conducted in the same manner as proceedings of the Board. Each Director shall have the right to attend, as an observer, the meetings of the committees of which he/she is not a member, shall have the right to speak at such meetings if invited to do so, but shall not vote on any resolution of such committees.

3.10.2	The Parties shall take all Necessary Action to procure that the following committees of the Board shall be constituted:

(i)	Audit and Risk Committee

(a)	An audit and risk committee (the “Audit and Risk Committee”) to operate in accordance with the terms of reference of that committee as approved by the Board.

(b)	The Audit and Risk Committee shall comprise independent Directors only which, for the avoidance of doubt, shall not include the TPG Investor Director, the KKR Investor Director or the REA Director.

(c)	The Board or any two (2) members of the Audit and Risk Committee may from time to time convene a meeting of the Audit and Risk Committee.

(d)

The quorum necessary for the transaction of any business of the Audit and Risk Committee shall be the presence in person, or by proxy, of at least a majority in number of the members of the Audit and Risk Committee.

(ii)	Nominating Committee

(a)	A nominating committee (the “Nominating Committee”) to operate in accordance with the terms of reference of that committee as approved by the Board.

(b)	From time to time, the Nominating Committee can recommend for the Board’s approval policies regarding the appointment, retirement, termination, tenure of directors, and related aspects.

(c)	The Nominating Committee shall comprise:

(I)	two independent Directors;

(II)	one representative nominated by the TPG Investor Entities (as a group), provided they are entitled to appoint a Director under Clause 3.1;

(III)	one representative nominated by the KKR Investor, provided it is entitled to appoint a Director under Clause 3.1; and

(IV)	one representative nominated by REA, provided it is entitled to appoint a Director under Clause 3.1.

(d)

The Chairman of the Nominating Committee shall be appointed by either the TPG Investor Entities (as a group) or the KKR Investor (in each case, provided they are entitled to appoint a Director under Clause 3.1). Such appointment right will be rotated annually (or as otherwise agreed by the TPG Investor Entities (as a group) and the KKR Investor) between the TPG Investor Entities (as a group) and the KKR Investor, in the following order of rotation: the TPG Investor Entities (as a group), then the KKR Investor.

(e)	The Board or any two (2) members of the Nominating Committee may from time to time convene a meeting of the Nominating Committee.

(f)

The quorum necessary for the transaction of the business of the Nominating Committee shall be the presence in person, or by proxy, of at least the majority in number of the members of the Nominating Committee.

(g)	In the case of an equality of votes at any meeting of the Nominating Committee, the then chairman of the Nominating Committee shall be entitled to a second or casting vote.

(iii)	Remuneration Committee

(a)	A remuneration committee (the “Remuneration Committee”) to operate in accordance with the terms of reference of that committee as approved by the Board.

(b)	The Remuneration Committee shall comprise:

(I)	two independent Directors; and

(II)

one representative nominated by either the TPG Investor Entities (as a group) or the KKR Investor (in each case, provided they are entitled to appoint a Director under Clause 3.1). Such appointment right will be rotated annually (or as otherwise agreed by the TPG Investor Entities (as a group) and the KKR Investor) between the TPG Investor Entities (as a group) and the KKR Investor, in the following order of rotation: the TPG Investor Entities (as a group), then the KKR Investor.

(c)	The Chairman of the Remuneration Committee shall be an independent Director who is not a TPG Investor Director, KKR Investor Director or, REA Director.

(d)	The Board or any two (2) members of the Remuneration Committee may from time to time convene a meeting of the Remuneration Committee.

(e)

The quorum necessary for the transaction of the business of the Remuneration Committee shall be the presence in person, or by proxy, of at least a majority in number of the members of the Remuneration Committee.

3.11

Operations: The executive management team of the Company shall be responsible for the management and the day-to-day functions of the Company, subject to the supervision and direction of the Board, and the Board shall determine the general policies of the Company.

3.12	Directors’ Expenses and Insurance:

3.12.1

Expenses: All reasonable fees and expenses incurred by the Directors in connection with their attendance at Board meetings and in connection with the carrying out of their duties and obligations as Directors shall be borne by the Company in accordance with the Company’s policies on reimbursement, payment or otherwise of such fees and expenses for the time being.

3.12.2	D&O Insurance: The Company shall:

(i)	maintain appropriate directors’ and officers’ liability insurance for each Director with a reputable insurance company; and

(ii)

use commercially reasonable efforts to make such amendments to the terms of the relevant directors’ and officers’ liability insurance policy as may be reasonably requested from time to time by any Shareholder that is entitled to appoint a Director under Clause 3.

4.	General Meetings

4.1	Quorum and Voting:

4.1.1

Subject to Clause 4.2, unless longer notice is required by the Act, the Articles and/or any Applicable Law, each Shareholder shall be entitled to receive not less than 14 days’ written notice (or such shorter period of notice or no notice in respect of any particular meeting as may be agreed jointly by all the Shareholders) of all general meetings specifying the date, time and place of the meeting and the business to be transacted thereat.

4.1.2

Subject to Clause 4.2, the quorum at a general meeting of the Company necessary for the transaction of any business of the Company shall be one or more Shareholders holding at least a majority of the paid up voting share capital of the Company, present in person or by proxy or corporate representative. In the event that a general meeting of the Company duly convened cannot be held for lack of a quorum within half an hour from the time appointed for the meeting, the meeting shall be adjourned to a date falling within 30 days of the initial general meeting, at the same time and place, and at least 14 days’ notice shall be given to all Shareholders in relation to such adjourned meeting. Subject to Clause 4.2, the quorum for the adjourned meeting shall be one or more Shareholders holding at least a majority of the paid up voting share capital of the Company, present in person or by proxy or corporate representative. If, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for such adjourned meeting, the meeting shall be dissolved.

4.1.3

Subject to any additional requirements specified by the Act, the Articles and Clauses 4.1.5 and 4.2 all resolutions of the Shareholders shall be adopted by a simple majority vote of the Shareholders present and voting on a poll, whether in person or by proxy or attorney, or in the case of a corporation or limited liability partnership, by a representative.

4.1.4

The Shareholders may participate in a general meeting by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the meeting are able to hear and be heard by all other participants without the need for a Shareholder to be in the physical presence of another Shareholder(s) and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. Subject to Clause 4.2, the Shareholders participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum under Clause 4.1.2 at all times during such meeting, all resolutions agreed by the Shareholders in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Shareholders duly convened and held. A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Shareholders attending the meeting, provided that at least one of the Shareholders present at the meeting was at that place for the duration of the meeting.

4.1.5

Subject to the provisions of the Act, compliance with the Articles and all Applicable Law and Clause 4.2, the Company may pass Shareholders’ resolutions by written means. If the requisite number of Shareholders holding a requisite majority of the Shares to pass the relevant type of resolution under whichever of this Agreement, the Articles or the Act, requires the highest majority have given the Company their formal agreement to the resolutions in accordance with the Act or otherwise by applicable law, then the resolution shall be as valid and effectual as if it had been passed at a general meeting of the Shareholders duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more Shareholders. The expressions “by written means” and “signed” include approval by any such Shareholder by facsimile, telefax, electronic mail or any form of electronic communication or electronic signature approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

4.2

Conflict of Interests: Notwithstanding anything to the contrary in this Agreement and subject to Clause 10.6, where any of the TPG Investor Entities or their Affiliates, the KKR Investor or its Affiliates and/or REA or its Affiliates:

4.2.1	has an interest in respect of any transaction, matter, contract or arrangement involving the Company or any Group Company (including but not limited to buying Shares);

4.2.2

is in a competitive situation with the Company or any Group Company (including, but not limited to, the proposed entry into of any contract or series of related contracts with a third party in excess of S$250,000 per annum or with respect to the acquisition or series of related acquisitions of any assets, business or shares in excess of S$2,000,000);

4.2.3	has any claim against or by the Company or any other Group Company; and/or

4.2.4	is in material non-compliance with its obligations under Clause 5, and, in the case of REA only, non-compliance with its obligations under Clause 6,

the Board (or the board of directors of the relevant Group Company) having resolved in a closed session in which they can exclude the TPG Director, the KKR Director and/or the REA Director (as the case may be), shall have the right to:

(a)

require that: (i) the TPG Investor Entities, the KKR Investor and/or REA (as the case may be) (the “Conflicted Shareholders”); and (ii) the Directors, committee members and/or Board Observers appointed by the Conflicted Shareholders:

(I)	recuse himself or themselves (as the case may be) from participating in, and abstain from voting on, all discussions and/or deliberations on such transaction, matter, contract or arrangement; and

(II)	be excluded from being counted in the quorum for meetings on such transaction, matter, contract or arrangement; and

(b)

restrict and/or limit the disclosure of any information to the Conflicted Shareholders in relation to such transaction, matter, contract or arrangement. The exclusion and restriction on information shall also permit the Board (or the board of directors of the relevant Group Company) to withhold from notices of meetings and/or redact from minutes of meetings any reference to and details of such transaction, matter, contract or arrangement.

5.	Transfer of Securities

5.1	Restriction on Transfer

5.1.1

Unless required by Applicable Law and/or any other written agreements among the Parties, subject to Clauses 5.2, 5.5 and 5.6, each of the Shareholder Parties shall be entitled to Transfer all or any part of their Shares and/or Warrants (along with any right attached thereto save for the Investor Personal Rights and save as set out in Clause 5.3.4) and/or any other securities which are issued by the Company from time to time (together, “Securities”) at any time, and such Transfer shall not be subject to the consent of any other Shareholder or any restrictions whatsoever. For the avoidance of doubt, subject to Applicable Law, nothing in this Clause 5 shall restrict or prohibit the acquisition by any Shareholder Party of Securities, whether by way of on-market acquisitions, off-market acquisitions or otherwise.

5.1.2	The Company shall not approve or register any Transfer of Securities unless:

(i)	it is effected in accordance with this Clause 5; and

(ii)

the transferee of the Securities, if not already a Party, has executed a Joinder Agreement (provided always that a third party transferee of Securities other than Shares from any Shareholder Party shall adhere to this Agreement as a Shareholder and not have the benefit of the Investor Personal Rights or the rights under Clause 5.3 (save as set out in Clause 5.3.4)) in accordance with Clause 5.5 (unless such Transfer results in a termination of this Agreement in accordance with Clause 9); provided however, that no such execution of a Joinder Agreement shall be required for any Transfer of Securities effected in the open market pursuant to an effective resale registration statement or an applicable exemption from registration under U.S. securities laws.

5.1.3	Any proposed Transfer that does not satisfy the other requirements of this Clause 5 shall be void.

5.2	REA ROFO in a Drag Sale:

5.2.1

If any Shareholder Party that constitutes a Major Shareholder (other than REA) whether acting alone or together with other Shareholder Parties that constitute Major Shareholders (each, a “Drag Sale Transferor”) either: (a) receives (x) any bona fide binding offer; or (y) any bona fide indicative offer, in each case, from a prospective Purchaser or Purchasers for such Shareholder Party’s Securities; or (b) desires (in one or through a series of transactions) to Transfer any of its Securities (without having solicited or being in receipt of an indicative or binding offer) or any interest therein to a Purchaser or Purchasers and, in connection with such offer or desire to Transfer, such Drag Sale Transferor intends, or is reasonably likely, to initiate a Drag Sale pursuant to Clause 5.3 and provided always that Clause 5.3.1(iii) has been, or will be, satisfied prior to completion of the Drag Sale, the Drag Sale Transferor shall give to REA notice in writing of such intention (a “ROFO Notice”), which notice shall:

(i)	specify the date of despatch of the ROFO Notice (the “ROFO Notice Despatch Date”); and

(ii)	certify that:

(a)	the ROFO Notice has been delivered to REA as a result of the Drag Sale Transferor either:

(I)	having received for its Securities from a prospective Purchaser or Purchasers (as applicable):

(A)	any bona fide arm’s length binding offer; or

(B)	any bona fide arm’s length indicative offer; or

(II)

desiring (in one or through a series of transactions) to Transfer any of its Securities (without having solicited or being in receipt of an indicative or binding offer) or any interest therein to a Purchaser or Purchasers; and, in each case;

(b)	the Drag Sale Transferor intends to, or is reasonably likely to, initiate a Drag Sale pursuant to Clause 5.3; and

(c)	Clause 5.3.1(iii) has been, or will be, satisfied prior to completion of the Drag Sale; and

(iii)

specify which of the other Shareholders (other than REA and the ROFO Drag-Along Shareholders) have either provided their approval prior to the ROFO Notice Despatch Date, or are reasonably expected to provide their approval, in respect of the relevant Drag Sale pursuant to Clause 5.3.1(iii) (the “Public Supporting Shareholders”).

5.2.2

REA may, within 45 days of the ROFO Notice Despatch Date (the “ROFO Notice Period”) exercise its right to make an offer for all (but not less than all) of the Securities held by all Shareholder Parties (other than REA) (the “ROFO Securities”) and, subject to Clause 5.2.4, the Public Shareholder ROFO Securities (if any) by serving a notice in writing (a “ROFO Application”) to the Drag Sale Transferor specifying the price per Security (where applicable, the price per Warrant shall be specified as the price per Share less the Exercise Price (as defined in the terms and conditions of the Warrants) of a Warrant) that it is willing to pay for all (but not less than all) of the ROFO Securities and, subject to Clause 5.2.4, the Public Shareholder ROFO Securities (if any) (the “ROFO Application Price”). For the avoidance of doubt, any ROFO Application shall be unconditional other than with respect to any mandatory anti-trust or other regulatory consents under Applicable Law.

5.2.3

A ROFO Application shall not be revocable unless the Drag Sale Transferor rejects, or is deemed to have rejected, the offer set out in the ROFO Application, in which case the ROFO Application shall automatically and immediately be deemed to have been validly revoked and the offer contained therein not capable of acceptance.

5.2.4

(i)

Upon receipt of a ROFO Application, the Drag Sale Transferor shall promptly, and, in any case, within 3 Business Days, give notice to all the Public Supporting Shareholders, which notice shall specify the ROFO Application Price (the “Public Shareholder ROFO Notice”).

(ii)

If the Drag Sale Transferor accepts REA’s ROFO Application in accordance with Clause 5.2.5, each Public Supporting Shareholder shall have the right to sell all (but not less than all) of the Securities held by such Public Supporting Shareholder (the “Public Shareholder ROFO Securities”) to REA (the “Public Shareholder ROFO Right”). For the avoidance of doubt:

(a)	the Public Shareholder ROFO Right shall be personal to and non-transferable by the Public Supporting Shareholders; and

(b)

if the Drag Sale Transferor does not accept, or is deemed to have rejected, the offer made by REA in its ROFO Application pursuant to the provisions of Clause 5.2.5 there shall be no Public Shareholder ROFO Right.

(iii)

If a Public Supporting Shareholder wishes to exercise its Public Shareholder ROFO Right, the Public Supporting Shareholder shall inform REA and the Drag Sale Transferor by written notice (the “Public Shareholder ROFO Participation Notice”) within 10 days of the Public Shareholder ROFO Notice (the “Public Shareholder ROFO Response Period”).

5.2.5

The Drag Sale Transferor may, within 10 days of the end of the Public Shareholder ROFO Response Period (or such longer period as may be agreed in writing by the Drag Sale Transferor and REA) (in each case, the “ROFO Response Expiration Date”), by written notice to REA, confirm if the Drag Sale Transferor accepts or rejects REA’s ROFO Application (the “ROFO Response Notice”). It is acknowledged and agreed that: (a) the Drag Sale Transferor shall not be obliged to accept the offer made by REA in the ROFO Application; and (b) if no ROFO Response Notice is sent by the Drag Sale Transferor by the end of the ROFO Response Expiration Date, the Drag Sale Transferor shall be deemed to have rejected REA’s ROFO Application, and such ROFO Application shall then be automatically revoked pursuant to Clause 5.2.3.

5.2.6

If the Drag Sale Transferor has notified REA of its acceptance of REA’s ROFO Application on or before the ROFO Response Expiration Date (a “ROFO Acceptance Notice”), the Drag Sale Transferor shall be required, within three Business Days of such notice, to inform all other Shareholder Parties (other than REA) (the “ROFO Drag-Along Shareholders”) and all Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period by sending a notice requiring all the ROFO Drag-Along Shareholders and Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period to transfer all their Securities to REA at the price per Security specified in the ROFO Application Notice (the “ROFO Drag-Along Notice”).

5.2.7

Upon delivery of the ROFO Drag-Along Notice by the Drag Sale Transferor in accordance with Clause 5.2.6, the Drag Sale Transferor, the ROFO Drag-Along Shareholders and the Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period shall be irrevocably obligated to transfer all of the Securities each such Shareholder holds to REA, and to execute, acknowledge and deliver all consents, assignments, waivers and other documents and/or agreements, appear at any meeting of the Shareholders (and at any adjournment or postponement thereof) for purposes of establishing a quorum and vote or cause to be voted its Securities in person or by proxy, and perform such action as necessary to give effect to the transfer described under the ROFO Drag-Along Notice within 15 days from the date of the ROFO Acceptance Notice, provided that a failure by a Public Supporting Shareholder to transfer its Securities to REA shall not relieve or discharge the Drag Sale Transferor, the ROFO Drag-Along Shareholders or the other Public Supporting Shareholders from transferring their respective Securities to REA or REA from purchasing such Securities. REA shall be irrevocably obligated to purchase such ROFO Securities, and the Public Shareholder ROFO Securities (if any), against the receipt by the Company’s company secretary or transfer agent, as applicable of duly executed transfer forms or other applicable instrument of transfer, together with any relevant share certificates or affidavits for lost share certificates in respect of the ROFO Securities or the Public Shareholder ROFO Securities (if any) from the Drag Sale Transferor, the ROFO Drag-Along Shareholders and the Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period. The definitive sale and purchase agreement for the sale of the ROFO Securities and the Public Shareholder ROFO Securities (if any) shall not contain any representations or warranties by (or restrictive covenants on) the Drag Sale Transferor, the ROFO Drag-Along Shareholders and the Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period other than, on a several and proportionate basis with respect to the ROFO Securities and the Public Shareholder ROFO Securities (if any) being sold, representations and warranties with respect to:

(i)	its authority and capacity to execute the relevant transfer documents and to transfer the ROFO Securities or the Public Shareholder ROFO Securities (if any); and

(ii)	its title to the ROFO Securities or the Public Shareholder ROFO Securities (if any), free of Encumbrances.

5.2.8	If:

(i)	REA does not submit a ROFO Application within the ROFO Notice Period;

(ii)	REA submits a ROFO Application which is materially non-compliant with the provisions of this Clause 5.2;

(iii)	the Drag Sale Transferor does not accept or is deemed to have rejected the offer made by REA in its ROFO Application pursuant to the provisions of this Clause 5.2; or

(iv)	the Drag Sale Transferor has accepted the offer made by REA in its ROFO Application but:

(a)

REA has not acted in good faith or used reasonable endeavours to execute a definitive sale and purchase or other agreement with the Drag Sale Transferor, all the ROFO Drag-Along Shareholders and all the Public Supporting Shareholders that have delivered a Public Shareholder ROFO Participation Notice within the Public Shareholder ROFO Response Period that reflects the terms set out in Clause 5.2.6, or otherwise to complete the transfer of the relevant Securities as a result of REA’s fault, act or omission, within 15 days (or such longer period as may be agreed between the Drag Sale Transferor and REA) of the ROFO Response Expiration Date (the “ROFO Signing Deadline”); or

(b)

such sale and purchase has not completed, as a result of REA’s fault, act or omission, by the latest of: (i) 30 days of the date of such agreement; (ii) 7 days from receipt of the regulatory approvals (if any) required to be obtained by REA under Applicable Law, the Drag Sale Transferor and/or any of the ROFO Drag-Along Shareholders or the relevant Public Supporting Shareholders in relation to the sale and purchase of the Securities; and (iii) such other date agreed in writing between the Drag Sale Transferor and REA (the “ROFO Completion Deadline”),

((a) and (b) being a “REA ROFO Default”),

for a period of 9 months (or 12 months where there is a REA ROFO Default) following, the latest of the following (where applicable): (i) the date of expiry of the ROFO Notice Period; (ii) the ROFO Response Expiration Date; (iii) the date of the ROFO Response Notice; (iv) the ROFO Signing Deadline; and (v) the ROFO Completion Deadline (the “ROFO Third Party Transfer Period”), the Drag Sale Transferor may, subject to compliance with Clause 5.2.9, exercise its rights pursuant to, and in accordance with, Clause 5.3 to require the Drag-Along Shareholders to Transfer all of their Securities to a Purchaser, with the price determined in accordance with Clause 5.3.1. In the event that a Drag Sale is not completed within the ROFO Third Party Transfer Period, any Drag Sale contemplated by the Drag Sale Transferor shall be subject to and conditional upon compliance with the foregoing provisions of this Clause 5.2.

5.2.9

During the ROFO Third Party Transfer Period, unless there has been a REA ROFO Default, the Drag Sale Transferor shall, or, to the extent the Company has agreed to conduct a sale process on behalf of the Drag Sale Transferor, shall take all Necessary Action to procure that the Company shall, invite REA to participate in any formal / mandated sale process conducted by the Drag Sale Transferor or the Company on the same terms as are applicable to all other prospective buyers/bidders in such process and shall subject to Applicable Laws (including, without limitation, applicable listing and insider trading rules):

(i)	if REA submits a bid in connection with the sales process, treat REA no less favourably than other prospective buyers/bidders; and

(ii)	give REA an opportunity to submit a bid at the same time as all other prospective buyers/bidders in such process,

provided, always, in respect of each of sub-clauses (i) and (ii),

(a)	REA will not be provided with the identity of any prospective buyer(s)/bidder(s) or the terms of any bids submitted by them;

(b)	REA’s nominated director shall be required to recuse himself or herself from any board level discussions relating to such sales process; and

(c)

during the ROFO Third Party Transfer Period, neither the Drag Sale Transferor nor the Company (to the extent applicable) shall be: (x) under any obligation to: (1) accept any bid from REA; or (2) invite REA to participate in the second stage of any such sales process if the indicative offer from REA is not sufficiently competitive; or (y) prevented from granting another bidder exclusivity during such period.

5.3	Drag-Along Right

5.3.1	Drag Sale: Subject to and without prejudice to the provisions of this Clause 5.3, in the event that:

(i)

one or more Shareholder Party that constitutes a Major Shareholder (a “Dragging Shareholder” or “Dragging Shareholders”) intends to Transfer all of its / their Securities to a Purchaser (in a single Transfer or series of related Transfers);

(ii)

the procedure in Clause 5.2 has been complied with, and such Shareholder Party and the Drag-Along Shareholders are not required to Transfer all of their Securities to REA pursuant to such Clause (including where the Drag Sale Transferor declines to accept an offer from REA pursuant to Clause 5.2.8(iii)); and

(iii)

such Transfer (or series of related Transfers) (“Drag Sale”) has been approved as a “Drag Sale” by the holders of not less than 50 per cent. of the Shares then in issue (including for the avoidance of doubt, Shareholders who are not Shareholder Parties), then, subject to Applicable Law, such Dragging Shareholder(s) shall have the right, subject to the provisions of this Clause 5.3, to require all of the other Shareholder Parties (the “Drag-Along Shareholders”) to Transfer all (and not just some only) of their Securities to the Purchaser on the same terms and conditions as those between the Dragging Shareholder(s) and the Purchaser, and to execute, acknowledge and deliver all consents, assignments, waivers and other documents and/or agreements, appear at any meeting of the Shareholders (and at any adjournment or postponement thereof) for purposes of establishing a quorum and vote or cause to be voted its Securities in person or by proxy, and perform such action as necessary to give effect to such Transfer provided that REA: (x) may, in its sole discretion, voluntarily participate in the Drag Sale, if the price per Security to be received by REA in such Drag Sale will be less than the REA Floor Price; or (y) shall be required to participate in the Drag Sale: (1) if REA does not submit a ROFO Application within the ROFO Notice Period or there has been a REA ROFO Default, if the price per Security to be received by REA in such Drag Sale will not be less than the REA Entry Price; or (2) if REA has submitted a ROFO Application within the ROFO Notice Period but such ROFO Application is rejected in accordance with Clause 5.2.3 if the price per Security to be received by REA in such Drag Sale will not be less than the REA Floor Price.

For avoidance of doubt, a Drag Sale and/or the resulting Transfers by Drag-Along Shareholders may be implemented by various transaction structures, including a scheme of arrangement, in the discretion of the Dragging Shareholders.

5.3.2	Drag Notice: The Dragging Shareholder(s) shall inform the Drag-Along Shareholders in writing of:

(i)	the identity of the Purchaser;

(ii)	the price per Security (where applicable, the price per Warrant shall be specified as the price per Share less the Exercise Price (as defined in the terms and conditions of the Warrants); and

(iii)	a confirmation of the material terms and conditions,

applicable to the Transfer as soon as possible after the approval of a Drag Sale (a “Drag Notice”).

5.3.3	Drag Sale Completion:

(i)

Completion of the Transfers of the Drag-Along Shareholders’ Securities in respect of which the Drag Notice has been issued shall take place simultaneously with the Transfer of the Securities of the Dragging Shareholder(s), which shall take place by the latest of: (i) 60 days from the date of the Drag Notice; (ii) 7 days from receipt of the regulatory approvals (if any) required to be obtained by the Dragging Shareholder(s) or the Purchaser in relation to the Drag Sale under Applicable Law; and (iii) such other date agreed in writing between the Dragging Shareholder(s) and the Purchaser.

(ii)

The definitive agreement for the Transfer of the Drag-Along Shareholders’ Securities shall not contain any representations and warranties by (or restrictive covenants on) the Drag-Along Shareholders other than, on a several and proportionate basis with respect to the Securities being sold, representations and warranties by each Drag-Along Shareholder as to itself with respect to:

(a)	its authority and capacity to execute the relevant transfer documents and to transfer its portion of the Securities; and

(b)	its title to the Securities, free from Encumbrances.

(iii)

A Drag-Along Shareholder shall have the option, exercisable by written notice to the Dragging Shareholder(s) and the Company within five days after the date of the Drag Notice, to elect for cash as consideration (“Cash Consideration”) for its Securities, in the event that the consideration offered by the Purchaser is in the form of Alternative Consideration. Where such an option is not made available by the Purchaser, the Dragging Shareholder(s) shall, on a pro-rata basis according to the portion of their Securities being sold, within five Business Days following completion of the sale of the Drag-Along Shareholder’s Securities, purchase the Alternative Consideration received by such Drag-Along Shareholder by paying the Cash Consideration to the Drag-Along Shareholder. The amount of the Cash Consideration payable to the Drag-Along Shareholder(s) pursuant to this Clause 5.3.3(iii) shall be equal to the Fair Market Value of the Alternative Consideration.

5.3.4

Non-Transferability of Rights upon a Drag-Along: The rights under Clause 5.3 are personal to and non-transferable by the Shareholder Parties that are Major Shareholders as of the date of this Agreement (the “Existing Major Shareholders”) and shall not be applicable to any Purchaser that acquires Securities from any Existing Major Shareholder and subsequently qualifies as a “Major Shareholder” for the purposes of this Agreement. Notwithstanding the foregoing, such Purchaser shall be entitled to vote its Securities in favour of a Drag Sale in accordance with Clause 5.3.1(iii).

5.4	Power of Attorney

5.4.1

Appointment of Attorney: As security for the performance of its obligations under this Clause 5, and in the case of REA only, Clause 6, each TPG Investor Entity, the KKR Investor and REA (each an “Appointing Shareholder”) irrevocably and unconditionally appoints the Company, acting through the Board of Directors as its lawful attorney (an “Attorney”) with full power (whether alone or together with one or more other Attorneys) to, in the event of the Appointing Shareholder’s material non-compliance with its obligations under this Clause 5, and, in the case of REA only, Clause 6:

(i)

execute, deliver and take on an Appointing Shareholder’s behalf and in the name of an Appointing Shareholder or the Attorney (as the Attorney may decide) all deeds, documents and steps necessary for effecting the Transfer, conversion, exchange or other disposition of the Appointing Shareholder’s Securities as contemplated in the foregoing provisions of this Clause 5 or, in the case of REA only, Clause 6.6.2; and

(ii)

where applicable, register the name of the Purchaser or Shareholder(s) concerned as the holder of the Securities of the Appointing Shareholder transferred to such Purchaser or Shareholder(s) pursuant to the foregoing provisions of this Clause 5 or, in the case of REA only, Clause 6.6.2 (including issuing to such Purchaser or Shareholder(s) a book-entry position or certificate, as applicable, for such Securities on the register of members of the Company).

5.4.2

Company and Attorney’s Indemnity: Each of the Appointing Shareholders agrees to hold the Company and the Attorney harmless and indemnify and keep the Company and the Attorney indemnified from and against all and any Losses incurred or suffered by the Company or the Attorney, as the case may be, as a result of its taking any steps for the registration of the Purchaser or Shareholder(s) concerned as the holder of the Securities of the Appointing Shareholder transferred to the Purchaser or Shareholder(s) concerned where the Attorney has acted in accordance with the foregoing provisions of this Clause 5 or, in the case of REA only, Clause 6.6.2.

5.5

Joinder: Notwithstanding any provision in Clause 5.1 through to Clause 5.3, it shall be a condition precedent to the right of any Shareholder Party (the “Transferring Shareholder”) to Transfer Shares (other than any permitted transfer of securities effected on a securities exchange or through an underwritten offering where the Securities are transferred to holders without restriction on transfer pursuant to U.S. securities laws) to any person (the “Transferee”) (including a Transfer pursuant to the foregoing provisions of this Clause 5) that the Transferee, if not already bound by the provisions of this Agreement, execute a Joinder Agreement, as modified, if applicable, with the consent of the majority of the Shareholder Parties that constitute Major Shareholders, each acting reasonably and in good faith, under which the Transferee shall agree to be bound by, and shall be entitled to the benefit of, all the rights under this Agreement except for the Investor Personal Rights and save as set out in Clause 5.3.4) as if it were an original party hereto either (i) in place of the Transferring Shareholder, or (ii) where such Transferring Shareholder remains a Shareholder following such Transfer, in addition to, the Transferring Shareholder, unless, in each case, such Transfer results in a termination of this Agreement in accordance with Clause 9).

5.6	Other provisions relating to Transfers of shares

5.6.1

In the event there is a change of control of any Shareholder Party, such Shareholder Party shall cease to be entitled to receive benefits to and to enforce such rights that are personal to, and non-transferrable by such Shareholder Party, under this Agreement including the Investor Personal Rights (if applicable) and save as set out in Clause 5.3.4.

5.6.2

For the purposes of Clause 5.6.1, “change of control” means, in respect of a Shareholder Party that constitutes a Major Shareholder: (a) any sale, transfer or other disposition of voting securities, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50 per cent. of the voting securities in such Shareholder Party; (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50 per cent. of such Shareholder Party’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party; (c) a merger or any reorganisation whereby such Shareholder Party is not the surviving entity (unless the holders of the share capital of such Shareholder Party immediately prior to such event continue to hold more than 50 per cent. of the voting and economic interest of the surviving entity following such event); or (d) any other transaction resulting in a change of control of such Shareholder Party (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise), in each case, subject to Clauses 5.6.3 and 5.6.4.

5.6.3

Notwithstanding any provision to the contrary herein, and for so long as the securities of REA Listco are listed on a recognised stock exchange, where any person who, as at the date of this Agreement controls REA Listco and, after the date of this Agreement, ceases to control REA Listco, or any person who, as at the date of this Agreement does not control REA Listco and, after the date of this Agreement, gains control of REA Listco, this shall not constitute a “change of control” of REA in its capacity as a Major Shareholder for the purposes of Clause 5.6.1. For the purposes of this Clause 5.6.3 the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, (whether through ownership of voting securities, by contract or otherwise). For the avoidance of doubt, if the securities of REA Listco are no longer listed on a recognised stock exchange, then this Clause 5.6.3 shall no longer apply and, in the event that REA Listco is subsequently subject to a “change of control” (as defined in Clause 5.6.2 applying mutatis mutandis), then this shall constitute a “change of control” of REA in its capacity as a Major Shareholder for the purposes of Clause 5.6.1.

5.6.4

Notwithstanding any provision to the contrary herein, where a Shareholder Party that constitutes a Major Shareholder is an investment fund, limited partnership or any other collective investment vehicle (including, for the avoidance of doubt, the TPG Investor Entities and the KKR Investor) (a “Fund Investor”), a “change of control” event for the purposes of Clause 5.6.1 shall only be considered to have occurred if such Fund Investor ceases to be, directly or indirectly controlled, managed and/or advised by (i) its investment manager and/or general partner as of the date of this Agreement; or (ii) an investment manager, general partner or other entity that is an Affiliate of its existing investment manager and/or general partner.

6.	Future Activities and undertakings

6.1	Non-Competition

6.1.1	REA

Subject to Clause 6.7, each of REA and REA Listco shall not, and shall procure that each of their respective Subsidiaries shall not (x) for so long as either the TPG Investor Entities (as a group) and/or their Affiliates or the KKR Investor and/or its Affiliates hold more than 15 per cent of the issued share capital of the Company or, if earlier, (y) until the date falling 18 months after the date REA ceases to be a Shareholder, carry on, be engaged in or own shares or securities in an entity that carries on or is engaged in, directly or indirectly:

(i)

the provision of internet based platforms for: (a) persons or companies interested, for commercial or for private purposes, in selling, acquiring, renting or leasing real estate, or generalist classifieds including real estate, and (b) comparing and securing property loans and personal finance related to a property transaction for private consumers and business; or

(ii)	the provision of online mortgage, insurance, data and/or analytics software to the property industry or to businesses that operate in, or consumers of such services within, the property industry,

in each case, in any of the Restricted Territories (the “REA Restricted Business”).

6.1.2	NWS Group

Subject to Clause 6.7, REA and REA Listco shall procure that the NWS Group shall not, (x) for so long as either the TPG Investor Entities (as a group) and/or their Affiliates or the KKR Investor and/or its Affiliates hold more than 15 per cent of the issued share capital of the Company or, if earlier, (y) until the date falling 18 months after the date REA ceases to be a Shareholder, carry on, be engaged in or own shares or securities in an entity that carries on or is engaged in, directly or indirectly, the provision of online real estate classifieds, real estate mortgage and real estate insurance services and/or analytics software specifically designed for and targeting the real estate industry or individual real estate buyers in any of the Restricted Territories (the “NWS Restricted Business”)

6.1.3	Clause 6.1.1 shall not exclude or restrict:

(i)

REA, REA Listco or any of their respective Subsidiaries from holding, directly or indirectly, less than 5 per cent. of the issued shares or debentures of any company listed on any stock exchange and provided that REA, REA Listco and their respective Subsidiaries do not have a board seat or any governance rights in relation to such company;

(ii)

REA, REA Listco or any of their respective Subsidiaries from holding passive financial investments or instruments that only provide economic exposure to any of the Restricted Territories (including any real estate business activities);

(iii)

REA, REA Listco or any of their respective Subsidiaries from, directly or indirectly, possessing an interest in or being engaged in a business that is targeted outside of the Restricted Territories, but whose prospective or existing customers may access the business’ services from inside any of the Restricted Territories;

(iv)	REA’s, REA Listco’s or any of their respective Subsidiaries’ operations outside of the Restricted Territories; or

(v)

REA, REA Listco and each of their respective Subsidiaries, acquiring all or any portion of any business or entity (an “Acquired Entity”), whether through the acquisition of shares or assets or through merger, joint venture or other structure, that includes or operates any REA Restricted Business, provided that:

(a)	such REA Restricted Business constitutes less than 10 per cent. of the revenue of the Acquired Entity at and following the acquisition; or

(b)

in the event such REA Restricted Business constitutes 10 per cent. or more of the revenue of the Acquired Entity, either at the time of the acquisition or at such later date (due to growth of the REA Restricted Business or a decline in revenue of other aspects of the Acquired Entity’s business), the relevant purchaser has, within the Restricted Business Divestment Period, completed a Restricted Business Divestment.

6.1.4	Clause 6.1.2 shall not exclude or restrict:

(i)

the NWS Group from holding, directly or indirectly, less than 5 per cent. of the issued shares or debentures of any company listed on any stock exchange and provided that none of the members of the NWS Group have a board seat or any governance rights in relation to such company;

(ii)	the NWS Group from holding passive financial investments or instruments that only provide economic exposure to any of the Restricted Territories (including any real estate business activities);

(iii)

the NWS Group from, directly or indirectly, possessing an interest in or being engaged in a business that is targeted outside of the Restricted Territories, but whose prospective or existing customers may access the business’ services from inside any of the Restricted Territories;

(iv)	the NWS Group’s operations outside of the Restricted Territories;

(v)

The NWS Group’s existing businesses or the operations of Dow Jones or Investors Business Daily, including without limitation Dow Jones’s professional information business (including Factiva, Dow Jones Risk & Compliance, and Dow Jones Newswires) or consumer business (including The Wall Street Journal, Barron’s, MarketWatch or Mansion Global); or

(vi)

the NWS Group from acquiring all or any portion of any Acquired Entity, whether through the acquisition of shares or assets or through merger, joint venture or other structure, that includes or operates any NWS Restricted Business, provided that:

(a)	such NWS Restricted Business constitutes less than 10 per cent. of the revenue of the Acquired Entity at and following the acquisition; or

(b)

in the event such NWS Restricted Business constitutes 10 per cent. or more of the revenue of the Acquired Entity, either at the time of the acquisition or at such later date (due to growth of the NWS Restricted Business or a decline in revenue of other aspects of the Acquired Entity’s business), the relevant member of the NWS Group has within the Restricted Business Divestment Period completed a Restricted Business Divestment.

6.1.5

Each of REA and REA Listco undertakes to notify the Company, the TPG Investor Entities and the KKR Investor promptly, and, in any case, within three Business Days, of becoming aware that any REA Restricted Business or NWS Restricted Business (as applicable) constitutes 10 per cent. or more of the revenue of any Acquired Entity. For the purpose of ensuring compliance with this Clause 6.1.5, the Company, the TPG Investor Entities and/or the KKR Investor may, from time to time, if they have reasonable grounds for doing so, request REA provide to them such information as they may reasonably request from time to time to evidence that the restriction on any REA Restricted Business or NWS Restricted Business (as applicable) constituting less than 10 per cent. of the revenue of any Acquired Entity is being complied with. For the avoidance of doubt, nothing in this Clause 6.1.5, shall require REA to provide any non-public price sensitive information, violate the terms of any non-disclosure agreement or divulge any information that is subject to attorney-client privilege, provided that REA has certified the existence of such restrictions to the Company, the TPG Investor Entities and the KKR Investor.

6.1.6	For the purpose of this Clause 6.1:

(i)

“Restricted Business Divestment” means the divestment of all or some of the REA Restricted Business or NWS Restricted Business (as applicable) of the Acquired Entity as is necessary to ensure that the remaining REA Restricted Business or NWS Restricted Business of such Acquired Entity following the divestment either: (x) constitutes less than 10 per cent. of the revenue of such Acquired Entity or (y) no longer falls within the definition of REA Restricted Business or NWS Restricted Business (as applicable);

(ii)

“Restricted Business Divestment Period” means the period of 12 months from the date on which REA and/or REA Listco becomes (or ought to have become) aware that any REA Restricted Business or NWS Restricted Business (as applicable) constitutes 10 per cent. or more of the revenue of any Acquired Entity (the “Restricted Business Divestment Period”), and provided that if reasonably requested, REA provides evidence in a form reasonably satisfactory to the Company, the TPG Investor Entities and the KKR Investor (having regard to the existence of confidentiality or disclosure restrictions) to demonstrate that:

(a)	there has been reasonable progress towards the Restricted Business Divestment in the 6 months after the commencement of the Restricted Business Divestment Period; and

(b)

it has a reasonable belief that the Restricted Business Divestment will be completed within the Restricted Business Divestment Period or definitive agreements relating to the Restricted Business Divestment have been executed and the Restricted Business Divestment will be completed in a reasonable time period after the Restricted Business Divestment Period upon obtaining relevant regulatory consents, neither REA nor REA Listco shall be deemed to have breached this Clause 6.1; and

(iii)	“Restricted Territories” means: Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, Thailand, and Vietnam.

6.2	Non-Solicitation:

6.2.1

Each of REA and REA Listco shall not, and shall procure that each of their respective Subsidiaries shall not, (x) for so long as either the TPG Investor Entities (as a group) and/or their Affiliates or the KKR Investor and/or its Affiliates hold more than 15 per cent of the issued share capital of the Company or, if earlier, (y) until the date falling 1 year after the date REA ceases to be a Shareholder, make any offer of employment to, enter into a contract for the services of, attempt to solicit, entice away or contact with a view to the engagement or employment: (i) the CEO of the Company; (ii) any senior management level employee, director or officer of any Group Company, in each case, who reports directly to the CEO of the Company (the “CEO Direct Reports”); (iii) any person who was a CEO Direct Report within the previous twelve-month period (the “Ex-CEO Direct Reports”); (iv) any other senior management level employee, director or officer of any Group Company (the “CEO Indirect Reports”); or (v) any person who was a CEO Indirect Report within the previous twelve-month period.

6.2.2

Each of REA and REA Listco shall procure that the NWS Group shall not, (x) for so long as either the TPG Investor Entities (as a group) and/or their Affiliates or the KKR Investor and/or its Affiliates hold more than 15 per cent of the issued share capital of the Company or, if earlier, (y) until the date falling 1 year after the date REA ceases to be a Shareholder, make any offer of employment to, enter into a contract for the services of, attempt to solicit, entice away or contact with a view to the engagement or employment: (i) the CEO of the Company; (ii) CEO Direct Reports; or (iii) Ex-CEO Direct Reports.

6.2.3

The restriction in this Clause 6.2 shall not apply where any such person responds to a recruitment listing or advertisement, approaches (i) REA or REA Listco or any of their respective Subsidiaries or (ii) any member of the NWS Group with an application for employment, or applies for a position in REA or REA Listco or any of their respective Subsidiaries or the NWS Group in response to a general search mandate given to a recruitment consultant.

6.3

Severance: Each and every obligation under Clauses 6.1 and 6.2 shall be treated as a separate obligation and shall be severally enforceable as such. In the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause 6 and any such deletion shall not affect the enforceability of all such parts of this Clause 6 as remain not so deleted.

6.4

Modifications to Restrictions: While each Shareholder and REA Listco acknowledges that the restrictions contained in Clauses 6.1 and 6.2 are reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and/or the Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

6.5

Injunctive Relief: Each of REA and REA Listco acknowledge that a breach of this Clause 8 may immediately and irreparably harm the Company, the Group, the TPG Investor Entities and/or the KKR Investor and as such, each of REA and REA Listco consent to permit the Company, the Group, the TPG Investor Entities and/or the KKR Investor to apply for a grant of temporary and permanent injunctive relief against such breach and any further breach. The foregoing is without prejudice to the Company’s, the Group’s, the TPG Investor Entities and/or KKR Investor’s right to claim for damages caused to it as a result of the said breach and any other remedy available at law or in equity.

6.6	Consequences of a REA Breach: REA agrees that:

6.6.1

In the event that REA, REA Listco, or any of their respective Subsidiaries (as applicable) or the NWS Group has breached Clauses 6.1 or 6.2, REA shall cease to be entitled to receive benefits and to enforce its rights under Clauses 3.1.3, 3.2.2, 3.10.2, 5.2 and 5.3.4 of this Agreement until such time as the relevant breach is remedied by REA, REA Listco, or any of their respective Subsidiaries (as applicable) or the NWS Group to the reasonable satisfaction of the Company, the TPG Investor Entities and the KKR Investor.

6.6.2	without prejudice and in addition to Clause 6.6.1, in the event that:

(i)

it has been determined by a final award by an arbitral tribunal appointed pursuant to Clause 10.19 that REA, REA Listco, or any of their respective Subsidiaries (as applicable) or the NWS Group has committed a breach of Clause 6.1; or

(ii)

it has been determined by a final award by an arbitral tribunal appointed pursuant to Clause 10.19 that REA, REA Listco or any of their respective Subsidiaries (as applicable) or the NWS Group has committed a breach of Clause 6.2 in respect of: (x) the CEO of the Company; (y) a CEO Direct Report; or (z) an Ex-CEO Direct Report,

and such breach has not been remedied within a period of three months following the final award to the reasonable satisfaction of the Company, the TPG Investor Entities and the KKR Investor, the KKR Investor and the TPG Investor Entities shall have the right, for the period of three months following such date (“Curing Period”), by written notice and exercisable on a single occasion (“Sale Notice”), to require REA to sell all of its Shares to the other Shareholder Parties that constitute Major Shareholders (in (as nearly as may be) their respective shareholding proportion or such other proportions as may be agreed between them) at a price per Share equal to 90 per cent. of the volume weighted average daily closing price (VWAP) of the Shares on the relevant securities exchange over the Curing Period, as reported by Reuters, and this right shall automatically lapse if such right is not exercised by the end of the Curing Period.

6.7

Survival of Obligations: Notwithstanding anything to the contrary in this Clause 6, the undertakings and obligations of REA and REA Listco under this Clause 6 shall terminate immediately on completion of a Drag Sale in which REA and its Affiliates cease to be Shareholders.

6.8	Obligations personal to REA and REA Listco

The obligations of REA and REA Listco under this Clause 6 shall be personal to REA and REA Listco and shall not be assumed by any Transferee of REA’s Securities. REA Listco undertakes to the KKR Investor and the TPG Investor Entities that it shall procure, so far as it lies within its power to do so, that REA will comply with the requirements set out in Clause 6.6.2.

7.	Tax Matters

7.1

Tax Information: Upon the written request from the TPG Investor Entities, the KKR Investor or REA, the Company agrees to provide such information on the Company (and, to the extent relevant, the Company shall cause its Subsidiaries to provide the TPG Investor Entities, the KKR Investor and/or REA such information) as is necessary for the making, preparation and timely filings of the tax returns, tax elections or any other tax filings of the TPG Investor Entities, the KKR Investor or REA (or of their direct or indirect owners) with respect to its investment in the Company.

7.2

U.S. Tax Determinations: The Company shall use commercially reasonable efforts to make such inquiries as is necessary from time to time and promptly after the end of each taxable year (and in no event later than 60 days after the end of each taxable year) to determine:

7.2.1	whether the Company, or any of its Subsidiaries, is a “controlled foreign corporation” (“CFC”) as defined under section 957 of the Code; and

7.2.2	whether the Company is a “passive foreign investment company” (“PFIC”) as defined under section 1297 of the Code (and if the Company is a PFIC whether any of its Subsidiaries is a PFIC).

The Shareholder Parties agree to cooperate with the Company in making such determinations. If the Company or any of its Subsidiaries is a CFC in any tax year or if the Company is a PFIC in any tax year, the Company agrees to furnish within a reasonable time, and at the Company’s expense, to each of REA, the TPG Investor Entities and the KKR Investor all information that is reasonably necessary to satisfy the U.S. income tax return filing requirements (and related tax elections) applicable to REA, each TPG Investor Entity, and/or the KKR Investor (or its direct and indirect owners) arising from its investment in the Company. Without limiting the foregoing, in the event that the Company or any of its Subsidiaries is or is likely to become a PFIC, the Company shall provide REA, each TPG Investor Entity and/or the KKR Investor with a duly completed “PFIC Annual Information Statement” pursuant to, and in compliance with, U.S. Treasury Regulations section 1.1295-1(g) within 60 days after the end of each taxable year and otherwise comply with applicable reporting requirements and shall, at REA’s, each TPG Investor Entity’s and/or the KKR Investor’s (as applicable) expense, during business hours, provide reasonable access to REA, the TPG Investor Entities and/or the KKR Investor to the Company’s (or Subsidiary’s, as the case may be), books, records, documents, information and employees as is reasonably required by REA, the TPG Investor Entities and/or the KKR Investor in order that REA, the TPG Investor Entities and/or the KKR Investor may prepare and file its U.S federal income tax returns in connection with a “qualified electing fund” election made pursuant to section 1295 of the Code.

7.3

Tax Exemption Filings: The Company agrees to prepare (or cause to be prepared) any filings, applications or elections necessary to obtain any available exemption from, reduction in the rate of, or refund of, any material withholding or other taxes imposed by any taxing authority with respect to the Shares (including on amounts distributable with respect thereto), to the extent the Company can do so without unreasonable effort or expense. The Shareholder Parties agree that they will cooperate with the Company in making any such filings, applications or elections to the extent the Company reasonably determines that such cooperation is necessary or desirable. If a TPG Investor Entity, REA or the KKR Investor must make any such filings, applications or elections directly, the Company, at the request of the TPG Investor, REA or the KKR Investor shall promptly provide such information and promptly take such other action as may reasonably be necessary to complete or make such filings, applications or elections.

7.4	Tax Residency: The Company agrees that, and the Shareholder Parties shall take all Necessary Action to ensure that:

7.4.1	unless otherwise approved by the TPG Investor, the KKR Investor and REA, the Company shall be a resident of the Cayman Islands for tax purposes; and

7.4.2	unless otherwise approved by REA, the KKR Investor and the TPG Investor, for U.S. federal income tax purposes the Company shall be treated as a corporation.

In addition, the Company and the Shareholder Parties shall consider in good faith whether to cause the relevant Subsidiaries to elect to be treated as a flow-through entity for U.S. federal income tax consequences to the extent requested to do so by REA, the TPG Investor and the KKR Investor.

7.5

Reasonable Assistance: The TPG Investor Entities, the KKR Investor and REA agree that this Clause 7 is only intended to require the Company to provide reasonable administrative assistance and the Company shall not be required to incur significant unreimbursed direct costs.

8.	Warranties

8.1	Parties’ Warranties. Each Party warrants to the other Parties (on a several and not joint basis) that each of the following statements is true and correct:

8.1.1	where the Party is a company, it is duly incorporated and validly existing under the laws of the place of its incorporation;

8.1.2

all action will have been taken so that the execution and delivery of, and the performance by it of its obligations under, this Agreement shall not (a) conflict with or result in a breach of its memorandum and articles of association or other constitutive documents, (b) infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which its assets are bound, or (c) result in a breach of any Applicable Law;

8.1.3

it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that, upon execution by the other parties thereto, this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms;

8.1.4	no bankruptcy, judicial composition, insolvency or similar proceedings concerning it have bene applied for and no circumstances exist which would require the application for any such proceedings; and

8.1.5	it is not engaged with any Group Company whether as plaintiff or defendant or otherwise in any legal action, proceeding or arbitration.

9.	Term and Termination

9.1

Term: This Agreement shall become effective as of the date hereof and shall automatically terminate, save for Clauses 1, 6, 10.2, 10.18, 10.19 and 10.20, upon the winding up or dissolution of the Company, unless earlier terminated by the Parties’ mutual written agreement or in accordance with the terms of this Agreement.

9.2	Termination: Save for Clauses 1, 6, 10.2, 10.18, 10.19 and 10.20, this Agreement shall automatically terminate:

9.2.1

vis-à-vis a Shareholder Party, if and when such Shareholder Party Transfers all of its Securities in accordance with this Agreement and ceases to be a Shareholder, provided that all claims of such Shareholder Party arising in connection with the Transfer of Shares are settled;

9.2.2	if and when both (i) the TPG Investor Entities collectively and (ii) the KKR Investor (and their respective Affiliates) cease to hold at least 7.5% of the issued share capital of the Company;

9.2.3	if and when any Shareholder Party becomes the sole Shareholder Party, provided that all claims of the other Shareholder Parties arising under this Agreement are settled;

9.2.4	upon the completion of a Drag Sale (including the completion of a sale pursuant to a ROFO Drag-Along Notice); and

9.2.5	vis-à-vis REA Listco, if and when REA Transfers all of its Shares in accordance with this Agreement and ceases to be a Shareholder,

in each case, without prejudice to any accrued rights and obligations of the Parties at the relevant date (including, without limitation, the non-compete and non-solicit obligations in Clause 6 in accordance with the time periods set out therein).

10.	Notices and General

10.1

Notices: All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post, or by facsimile or e-mail addressed to the intended recipient thereof at his or its address, facsimile number or e-mail address set out below (or to such other address or facsimile number as a Party to this Agreement may from time to time duly notify the other Parties), as the case may be.

TPG Investor

Address:	83 Clemenceau Avenue, #11-01 UE Square Singapore 239920

Attention:	Mr Nicholas Kay

Facsimile No.:	+65 6390 5001

E-mail Address:	tpglegaldepartment@tpg.com

TPG Investor 2

Address:	c/o TPG Global LLC 301 Commerce Street Suite 3300, Fort Worth, TX 76102 United States of America

Attention:	Office of General Counsel

Facsimile No.:	+1 (817) 871 4001

E-mail Address:	tpglegaldepartment@tpg.com

KKR Investor

Address:	Epsilon Asia Holdings II Pte. Ltd. 8 Marina View #33-04 Asia Square Tower 1 Singapore 018960

Attention:	General Counsel

Facsimile No.:	+65 6922 5801

E-mail Address:	N.A.

REA

Address:	511 Church Street, Richmond VIC 3121, Australia

Attention:	General Counsel and Company Secretary

Facsimile No.:	None

E-mail Address:	company.secretary@rea-group.com

REA Listco

Address:	511 Church Street, Richmond VIC 3121, Australia

Attention:	General Counsel and Company Secretary

Facsimile No.:	None

E-mail Address:	company.secretary@rea-group.com

The Company

Address:	1 Paya Lebar Link #12-01 to #12-04 Paya Lebar Quarter Singapore 408533

Attention:	Mr Hari Krishnan, Mr Joe Dische, Ms Madeleine Brett-Williams

E-mail Address:	hari@propertyguru.com, joe@propertyguru.com, madeleine@propertyguru.com.sg cc legal@propertyguru.com

Any notice, demand or communication delivered in accordance with this Clause 10.1 shall be deemed to have been duly served:

10.1.1	in the case of delivery by hand, when delivered;

10.1.2

in the case of facsimile, immediately upon the receipt by the sender of a confirmation note or any similar transmission report indicating that the notice or communication has been sent in full to the recipient’s facsimile machine;

10.1.3

in the case of registered post (if despatched to an address within the country of the sender), five days, or (if despatched by registered air-letter to an address outside the country of the sender), 10 days after posting, and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted; or

10.1.4

in the case of e-mail, at the time that the e-mail was sent (if sent before 5:00 p.m. on any Business Day) or at 9:00 a.m. on the next Business Day in any other case, provided that the sender can prove the time at which the e-mail was sent.

10.2	Confidentiality:

10.2.1	Communications and Information Confidential:

(i)	All information relating to this Agreement (including all negotiations relating to this Agreement shall be kept confidential, and shall not be used or disclosed by, each Party;

(ii)

all communications between the Parties or any of them and all information and other material received by any of them from any one or more of the others concerning this Agreement, the Company or any of the Shareholder Parties which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of the Company shall be kept confidential, and shall not be used or disclosed, by the receiving Party; and

(iii)

any information concerning the business transactions or financial arrangements of the Company or of any of the Shareholder Parties, or of any person with whom any of them is in a confidential relationship with regard to the matter in question, coming to the knowledge of a Party shall be kept confidential, and shall not be used or disclosed, by such Party, unless:

(a)

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a tax authority in connection with the tax affairs of the disclosing Party;

(b)	the disclosure or use is required by any Applicable Law;

(c)	the disclosure or use is required to be included in the financial statements of a Party to comply with its applicable accounting standards;

(d)

the disclosure is made to its Affiliates and shareholders and its and their respective directors, officers, employees, agents, consultants and professional advisers on a need-to-know basis and provided that such person is aware of the terms of this provision and agrees to treat all such information confidentially on terms no less restrictive than those set forth in this Clause 10.2 or is otherwise bound by a duty of confidentiality on terms no less restrictive than those set forth in this Clause 10.2;

(e)

in the case of a TPG Investor Entity and/or the KKR Investor, to (1) its limited partners or the limited partners of its Affiliates, provided that such limited partners are advised of the confidential nature of such information and are subject to typical obligations of confidentiality for investors in a private equity fund or (2) its financiers or potential purchasers of some or all of its Shares, provided that such person is aware of the terms of this provision and agrees to treat all such information confidentially on terms no less restrictive than those set forth in this Clause 10.2 or is otherwise bound by a duty of confidentiality on terms no less restrictive than those set forth in this Clause 10.2;

(f)	the information becomes publicly available (other than by breach of this Agreement);

(g)	the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use; or

(h)	the information is independently developed by the recipient,

provided that prior to disclosure or use of any information pursuant to Clauses 10.2.1(iii)(a), 10.2.1(iii)(b) or 10.2.1(iii)(c), the Party concerned shall, as far as legally permissible, promptly notify the other relevant Party(ies) whose information is to be disclosed or used of such requirement with a view to providing such other Party(ies) with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

10.2.2

Duration: The obligations under this Clause 10.2 (other than Clause 10.2.3) shall terminate with respect to a Party without the need for any further action on the part of any of the Parties upon the date falling two years after the termination of this Agreement with respect to such Party.

10.2.3

Beneficial Ownership Reporting. To the extent that the reporting obligations under Section 16 of the Exchange Act do not apply to the Company, each Shareholder Party shall notify each other Shareholder Party upon increasing or decreasing its shareholding percentage (to be calculated on the issued share capital of the Company) above or below 20%, 15%, 10% and 7.5%. Each Shareholder Party shall, upon request, provide such additional information as required for the Shareholder Parties to satisfy their respective reporting obligations pursuant to Section 13(d) of the Exchange Act or any successor provision thereof.

10.3

Announcements: No announcement, circular or public communication (each an “Announcement”) concerning the existence or content of this Agreement shall be made by any Party without the prior written approval of the other Shareholder Parties that are Major Shareholders. This shall not affect any Announcement that any Party believes in good faith upon advice of internal or external counsel is required by Applicable Law or the rules of any applicable securities exchange that are applicable to such Party, provided that prior notice of such Announcement shall be given to the other Parties to the extent lawfully permitted.

10.4

Remedies: No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

10.5

Release and Indulgence: Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by that Party in that Party’s absolute discretion as regards any other Party under such liability without in any way prejudicing or affecting the first Party’s rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.

10.6	Corporate Opportunities:

10.6.1

The TPG Investor Entities, REA, REA Listco, the KKR Investor and their respective Associated Persons (as defined below) and any Director appointed by the TPG Investor Entities, REA or the KKR Investor may engage in or possess any interest in other investments, business ventures or persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Group Companies, and may provide advice and other assistance to any such investment, business venture or person, and the Group Companies and the other Parties shall have no rights by virtue of this Agreement in and to such investments, business ventures or persons or the income or profits derived therefrom. The pursuit of any such investment or venture, even if competitive with the business of any Group Company, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of any Group Company or the other Shareholder Parties.

10.6.2

None of the TPG Investor Entities, REA, REA Listco or the KKR Investor and their respective Associated Persons and any Director appointed by TPG Investor Entities, REA or the KKR Investor shall be obligated to present any particular investment or business opportunity to any Group Company even if such opportunity is of a character that, if presented to such Group Company, could be pursued by such Group Company, and the TPG Investor Entities, REA, REA Listco and the KKR Investor and its Associated Persons and any Director appointed by the TPG Investor Entities, REA or the KKR Investor shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other person any such investment opportunity.

10.6.3

For the purpose of this Clause 10.6, the term “Associated Person” means, with respect to any person, such person’s Affiliates and any other person over whom such first person exercises a level of influence which, though it is not control, is demonstrably significant as pertains to the management and policies of such person.

10.6.4	Notwithstanding anything to the contrary in this Agreement, the rights of REA, its Associated Persons, the REA Director and REA Listco under this Clause 10.6 shall be subject always to Clause 6.

10.7

Third Party Beneficiaries: Except as otherwise provided in Clauses 5.2 and 10.8, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

10.8

Assignment: The rights and obligations under this Agreement may not be assigned by any Party without the consent in writing of all the other Parties, save as provided in this Agreement (including but not limited to Clause 5.5) and provided that a TPG Investor Entity and/or KKR Investor and/or REA shall be entitled to assign or transfer any of its rights or obligations under this Agreement to an Affiliate without the consent of any other Party. Any such assignee or transferee shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it, and if any of the TPG Investor Entities and/or the KKR Investor and any one or more of their Affiliates holds any Shares at the same time, the TPG Investor Entities and/or the KKR Investor and such Affiliate or Affiliates shall be treated as one Shareholder for the purposes of this Agreement, save as expressly otherwise stated or the context requires otherwise.

10.9

Amendments: No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties; provided however that this Agreement may be amended without the consent of any Shareholder Party which, together with its Affiliates, collectively holds less than 7.5% of the issued share capital of the Company to the extent that the relevant amendments are not prejudicial to the direct interests of such Shareholder Party (in which case any such amendments shall be binding on that Shareholder Party as though it had expressly consented to the relevant amendments).

10.10

Prevalence of Agreement: In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall as between the Shareholder Parties prevail and the Shareholder Parties shall, so far as they are able, cause such necessary alterations to be made to the Articles as are required to remove such conflict or otherwise give effect to the provisions of this Agreement.

10.11

No Recourse or Partnership: Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement shall be had against any current or future Affiliate of the TPG Investor Entities, REA, REA Listco or the KKR Investor (unless such Affiliate has become a Party in accordance with the provisions of this Agreement), any current or future direct or indirect shareholder, member, general or limited partner, controlling person or other beneficial owner of the TPG Investor Entities, REA, REA Listco or the KKR Investor or any such Affiliate, any of its Representatives or any of the successors and assigns of each of the foregoing (collectively, “Non-Liable Persons”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person for any obligation of the TPG Investor Entities, REA, REA Listco, or the KKR Investor under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. The relationship between the Parties shall not constitute a partnership. None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties. No Party has the power or the right to bind, commit or pledge the credit of another Party.

10.12

Time of the Essence: Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

10.13

Entire Agreement: This Agreement and the documents referred to herein are in substitution for all previous shareholders’ agreements between all or any of the Parties and contain the whole agreement between the Parties relating to the subject matter of this Agreement.

10.14

Severance: If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and no further.

10.15	Costs and Expenses: Each of the Parties shall bear its own legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement.

10.16

Further Assurance: The Parties shall do all such acts and things and execute and sign all such documents and instruments as may be necessary, desirable or expedient to give effect to the terms of, and the commercial understanding of the Parties recorded in, this Agreement and the documents in connection herewith.

10.17

Counterparts: This Agreement may be executed in two or more counterparts, all of which together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by e-mail and shall be as valid and effectual as if executed as an original. For the avoidance of doubt, in the case of execution by way of counterparts, this Agreement shall not be deemed to be concluded until the last of such counterparts shall have been executed. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18	Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

10.19

Waiver of Jury Trial: The Parties acknowledge and agree that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore the Parties hereby irrevocably and unconditionally waive any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Clause 10.19.

10.20

Dispute Resolution: Any dispute arising out of or in connection with this Agreement, including any question as to the validity, existence or termination of this Agreement and/or this Clause 10.20, shall be resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce in Singapore pursuant to the rules of the Rules of Arbitration of the International Chamber of Commerce for the time being in force, which rules are deemed to be incorporated by reference in this Clause 10.20.

Appendix A

Joinder Agreement

This Joinder Agreement (the “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders’ Agreement dated as of [•] (the “Shareholders’ Agreement”) by and among PropertyGuru Group Limited (the “Company”) and certain other persons named therein, as the same may be amended from time to time.

1.	Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

2.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Shareholder Party” under the Shareholders’ Agreement as at the date hereof and shall have all of the rights and obligations of the Shareholder from whom it has acquired Shares (to the extent permitted by the Shareholders’ Agreement) as if the Joining Party had executed the Shareholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement. The Joining Party hereby makes, as of the date hereof, the representations and warranties set forth in Clause 8 of the Shareholders’ Agreement.

3.	For the purpose of Clause 10.1 (Notices) of the Shareholders’ Agreement, the address and facsimile number of the Joining Party is:

Address	:	[●]

Attention	:	[●]

Facsimile No.	:	[●]

E-mail Address	:	[●]

4.	This Deed shall be governed by, and construed in accordance with, the laws of the State of New York.

5.

Clause 10.20 (Dispute Resolution) and Clause 10.7 (Third Party Beneficiaries) of the Shareholders’ Agreement are hereby deemed incorporated by reference in this clause and shall apply mutatis mutandis to this Joinder Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [NAME OF JOINING PARTY]

By:
Name:
Title:

AGREED ON THIS          day of                                 ,20         :

PropertyGuru Group Limited

By:
Name:

In witness whereof this Agreement has been entered into as a Deed on the date stated at the beginning.

TPG Investor

Executed and delivered as a deed by TPG Asia VI SF Pte. Ltd.
acting by a director in the presence of:	/s/ Dominic Picone Director Name: Dominic Picone

/s/ Shermaine Yim Pithie

Witness Name: Shermaine Yim Pithie Title: Executive Assistant Address: 83 Clemenceau Avenue, #11-01 UE Square, Singapore 239920

TPG Investor 2

Executed and delivered as a deed by TPG Asia VI SPV GP LLC in its capacity as general partner of TPG Asia VI Digs 1 L.P.
acting by a Vice President in the presence of:	/s/ Ken Murphy Vice President Name: Ken Murphy

/s/ Shermaine Yim Pithie

Witness Name: Shermaine Yim Pithie Title: Executive Assistant Address: 83 Clemenceau Avenue, #11-01 UE Square, Singapore 239920

[Signature Page to Shareholders’ Agreement]

KKR Investor

Executed and delivered as a deed by Epsilon Asia Holdings II Pte. Ltd.
acting by a director in the presence of:	/s/ Ngan Nim Ying Director Name: Ngan Nim Ying

/s/ Carrie Liong

Witness Name: Carrie Liong Title: Finance Manager Address: 8 Marina View, #33-04 Asia Square Tower 1 Singapore 018960

[Signature Page to Shareholders’ Agreement]

REA

Signed, sealed and delivered by REA Asia Holding Co. Pty Ltd.in accordance with Section 127 of the Corporations Act 2001 (Cth) by:

/s/ Owen Wilson	/s/ Tamara Kayser
Signature of Director	Signature of ~~Director~~ / Secretary

Owen Wilson	Tamara Kayser
Name of Director	Name of ~~Director~~ / Secretary

The Company

Executed and delivered as a deed by PropertyGuru Group Limited
acting by a director in the presence of:	/s/ Hari Vembakkam Krishnan Director Name: Hari Vembakkam Krishnan

/s/ Anthony McCourt
Witness Name: Anthony McCourt Title: Legal Counsel Address:

[Signature Page to Shareholders’ Agreement]

REA Listco

Signed, sealed and delivered by REA Group Limited in accordance with Section 127 of the Corporations Act 2001 (Cth) by:

/s/ Owen Wilson	/s/ Tamara Kayser
Signature of Director	Signature of ~~Director~~ / Secretary

Owen Wilson	Tamara Kayser
Name of Director	Name of ~~Director~~ / Secretary

[Signature Page to Shareholders’ Agreement]